Exhibit 10.1

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLAND BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022

CONFIDENTIAL

August 2, 2021

COMMITMENT LETTER

ModivCare Inc.
6900 Layton Avenue, 12th Floor
Denver, Colorado 80237

Attention:         L. Heath Sampson, Chief Financial Officer
                         Jon Bush, Senior Vice President, General Counsel and Corporate Secretary

Re:     Project Victory

Ladies and Gentlemen:

You have advised Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”) and Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY and DBCI, “DB”) and Jefferies Finance LLC (acting through such of its affiliates or branches as it deems appropriate, “Jefferies Finance”; Jefferies Finance and DB, “we” or “us”) that ModivCare Inc. (f/k/a The Providence Service Corporation), a Delaware corporation (the “Purchaser” or “you”), intends to acquire, directly or indirectly (the “Acquisition”), all of the issued and outstanding capital stock of a company previously identified to us as “Victory” (the “Target” and, together with its subsidiaries, the “Acquired Business”), from the existing shareholders of the Target (collectively, the “Seller”). We understand that in connection with the Acquisition, all existing indebtedness of the Acquired Business will be refinanced or repaid in full, all commitments in respect thereof terminated, and all security and guarantees in respect thereof discharged and released (the “Refinancing”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the purchase price for the Acquisition (including fees, commissions and expenses and the Refinancing) (the “Purchase Price”) will be financed from the following sources:

(a)    to the extent you do not obtain consent under your Existing Credit Agreement (as defined below) for the Transactions, a $30.0 million senior secured first lien revolving credit facility having the terms set forth in Exhibit C hereto (the “Revolving Credit Facility”); and

(b)     the issuance and sale (the “Notes Offering”) of Senior Unsecured Notes (the “Notes”) yielding gross proceeds of $400.0 million (or, if the offering of the Notes is not consummated prior to, or concurrently with, the Acquisition, the drawdown of senior unsecured increasing rate loans (the “Bridge Loans”) under a senior unsecured bridge loan facility having the terms set forth in Exhibits A and B hereto (the “Bridge Loan Facility” and, together with the Revolving Credit Facility, the “Facilities”) in an aggregate principal amount of $400.0 million).

The transactions described in clauses (a) and (b) are referred to as the “Debt Financing” and, together with the Acquisition and the Refinancing and the payment of all related fees, commissions and expenses are collectively referred to herein as the “Transactions”. You and your subsidiaries (and, following the Acquisition, the Acquired Business) are collectively referred to herein as the “Company”. “Existing Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of August 2, 2013 (as amended, supplemented or modified on or prior to the date hereof or otherwise with the consent of the Arrangers), by and among ModivCare Inc. (f/k/a The Providence Service Corporation), as borrower, the other parties thereto and the other lenders party thereto. As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.    The Commitments.

Each of DBNY, DBCI and Jefferies Finance are pleased to inform you of its several, but not joint, commitment (in such capacities, each an “Initial Commitment Party” and collectively, the “Initial Commitment Parties”, together with the Additional Commitment Parties referred to below, the “Commitment Parties”), directly or through one or more of our respective affiliates, to provide, in the case of in the case of DBNY, 55% of the Revolving Credit Facility, in the case of DBCI, 55% of the Bridge Loan Facility and in the caser of Jefferies Finance, 45% of the Facilities. In addition, DBNY confirms that it will provide consent to the Transactions under the Existing Credit Agreement.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are, in each case, on the terms and subject solely to the satisfaction (or waiver) of the conditions set forth in (i) Section 3 of this letter (including the exhibits, schedules and annexes hereto and as amended, supplemented or modified from time to time, this “Commitment Letter”), (ii) Exhibit A to this Commitment Letter under the heading “Other Provisions—Conditions Precedent”, (iii)  Exhibit C to this Commitment Letter under the heading “Other Provisions—Conditions Precedent” and (iv) Exhibit D to this Commitment Letter. Notwithstanding anything to the contrary in this Commitment Letter, the fee letter, dated the date hereof (as amended, supplemented or modified from time to time, the “Fee Letter”), between you and us, and the engagement letter (including the exhibits, schedules and annexes thereto), dated the date hereof (as amended, supplemented or modified from time to time, the “Engagement Letter” and, together with this Commitment Letter and the Fee Letter, the “Debt Financing Letters”), between you, DBSI and Jefferies LLC (“Jefferies”), the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Facilities, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions, but excluding, for the avoidance of doubt, additional conditions to the Closing Date, that will be contained in the definitive documents relating to the Debt Financing, initial drafts of which shall be prepared by our counsel and in any event shall be based on mutually agreed precedents (collectively, the “Definitive Debt Documents”). Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto but subject in all respects to the Certain Funds Provisions (defined below). Each of the parties hereto agrees that each of this Commitment Letter and each of the other Debt Financing Letters is a binding and enforceable agreement with respect to the subject matter contained herein or therein, and the parties agree to negotiate in good faith the Definitive Debt Documents in a manner consistent with this Commitment Letter and the other Debt Financing Letters, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions precedent set forth in Section 3, Exhibit A hereto under the heading “Other Provisions—Conditions Precedent”, Exhibit C to this Commitment Letter under the heading “Other Provisions—Conditions Precedent” and Exhibit D hereto and otherwise subject to the Certain Funds Provisions.

2.    Titles and Roles. As consideration for the Commitments of the Initial Commitment Parties, subject to the immediately succeeding paragraph, you agree that you hereby retain (x) DBNY or its designee to act as the sole administrative agent (with respect to each of the Facilities) and sole collateral agent (with respect to the Revolving Credit Facility) and (y) DBSI and Jefferies Finance to act as joint book-runners and joint lead arranger for you and your affiliates in connection with the Facilities (in such capacity, together with any Additional Commitment Parties appointed in accordance with the following paragraph, the “Arrangers”), and except as provided in the immediately following paragraph, no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Facilities unless mutually agreed. It is further agreed that in any Materials (as defined below) and all other offering or marketing materials in respect of the Facilities, DB shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibilities customarily associated with such “top left” placement.

Notwithstanding the foregoing, you shall have the right at any time on or prior to the fifteenth (15th) business day following the date of this Commitment Letter (or the date of pricing of the Notes Offering, if earlier) to appoint up to 5 additional joint lead arrangers and joint bookrunners and appoint additional agents or co-agents or confer other titles with respect to the Facilities in a manner and with economics determined by you and reasonably acceptable to the Initial Commitment Parties (the “Additional Commitment Parties”); provided that the aggregate economics payable to such Additional Commitment Parties for the Facilities shall not exceed 10% of the total economics which would otherwise be payable to the Initial Commitment Parties pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) (it being understood that (i) the several commitments of DBNY, DBCI and Jefferies Finance hereunder will be reduced dollar-for-dollar (with any such reduction being applied to reduce the respective commitments of DBNY, DBCI and Jefferies Finance under each Facility on a pro rata basis based on their respective commitment amounts in respect of the Facilities on the date hereof) by the amount of the commitments of each such Additional Commitment Party (or its relevant lending affiliate) under the Facilities, upon the execution of customary joinder documentation reasonably satisfactory to the Initial Commitment Parties, (ii) the economics allocated to the Initial Commitment Parties as of the date hereof in respect of the Facilities will be reduced ratably by the amount of the economics allocated to such Additional Commitment Parties upon the execution of customary joinder documentation reasonably satisfactory to the Initial Commitment Parties, (iii) DB shall receive no less than 49.5% of the total economics payable pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) and (iv) each Additional Commitment Party shall assume a portion of the commitments of the Initial Commitment Parties on the date hereof under each Facility on a pro rata basis equal to the proportion of economics allocated to such Additional Commitment Party. Each party hereto agrees to execute such amendments and other documents as are required to give effect to this paragraph.

3.    Conditions Precedent. The availability of the loans under the Facilities on the Closing Date is solely conditioned upon satisfaction or waiver by us of the following conditions: (i) there shall not have occurred a Company Material Adverse Effect (as defined in the Purchase Agreement (as in effect on the date hereof)) since the date hereof; (ii) subject to the Certain Funds Provision, the Specified Purchase Agreement Representations (as defined below) and the Specified Representations (as defined below) shall be true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); (iii) the conditions expressly set forth in Exhibit A to this Commitment Letter under the heading “Other Provisions—Conditions Precedent”; (iv) the conditions expressly set forth in Exhibit C to this Commitment Letter under the heading “Other Provisions – Conditions Precedent”; and (v) the conditions set forth in Exhibit D to this Commitment Letter.

Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions or the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by (or with respect to) the Acquired Business in the Purchase Agreement as are material to the interests of the Lenders or the Arrangers, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or other modification thereto, collectively, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied or waived by the Arrangers (it being understood that, with respect to the availability of the Revolving Credit Facility on the Closing Date, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code, (y) by the delivery of stock certificates of the Borrower and its domestic subsidiaries together with undated stock powers executed in blank, subject to the receipt of the stock certificates of the Acquired Business on the Closing Date or (z) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Revolving Credit Facility on the Closing Date, but shall be required to be perfected within 90 days after the Closing Date (subject to extensions in writing by the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the other Loan Parties set forth in the Definitive Debt Documents relating to corporate or other organizational existence and good standing; organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents); the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents; solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (which representation shall be consistent in substance with Exhibit D hereto); no conflicts resulting from the entering into, execution, delivery and performance of the Definitive Debt Documents with charter documents; Federal Reserve margin regulations; Patriot Act; use of proceeds not in violation of FCPA; OFAC/AML and other anti-terrorism laws; the Investment Company Act and, with respect to the Revolving Credit Facility, subject to permitted liens and the other limitations set forth in the prior sentence, the creation, validity and perfection of security interests. This paragraph shall be referred to herein as the “Certain Funds Provision.”

4.    Syndication.

(a)    We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to a syndicate of banks, financial institutions and other entities (which may include the Arrangers) reasonably acceptable to you (collectively, the “Lenders”); provided that we will not syndicate the Facilities to (i) competitors (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) of you or your subsidiaries or the Acquired Business or its subsidiaries, in each case as identified in writing by name by you to us prior to the date hereof and (ii) in each case of clause (i) above, such person’s controlled affiliates (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) to the extent identified by you in writing or clearly identifiable solely on the basis of similarity of such affiliate’s name (such persons, collectively, the “Disqualified Institutions”); provided that you, upon reasonable notice to the Commitment Parties after the date hereof and on or prior to the Closing Date, shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person is or becomes a bona fide competitor or an affiliate (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) of a bona fide competitor of you or your subsidiaries or the Acquired Business or its subsidiaries, which supplement shall be in the form of a list provided to us and become effective three (3) business days after delivery by the Borrower to us, but which supplement shall not apply retroactively to disqualify any parties that have previously acquired a permitted assignment or participation in the loans under any of the Facilities; provided, further, that, other than with respect to Additional Commitment Parties, no such assignment (x) shall relieve us of our obligations hereunder (including our obligation to fund the Facilities on the Closing Date on the terms and conditions hereof) upon satisfaction or waiver by us of all conditions to the initial extensions of credit on the Closing Date and (y) shall become effective as between you and us with respect to all or any portion of our Commitments in respect of the Facilities until the funding of the Facilities on the Closing Date; provided, further, that, unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to our Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in a manner reasonably acceptable to you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (as defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

(b)    We intend to commence our syndication efforts promptly after your execution of this Commitment Letter, and you agree to assist us actively (and, in all events, use your commercially reasonable efforts) to complete a timely syndication until the date that is the earlier of (i) sixty (60) days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Subject to the last paragraph of this section (b), such assistance shall include:

(i)    using commercially reasonable efforts to ensure that our syndication efforts benefit materially from your and, subject to your rights under the Purchase Agreement, the Acquired Business’ existing lending and investment banking relationships;

(ii)    providing direct contact between your senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition your using commercially reasonable efforts to cause, and (y) thereafter, causing the Acquired Business to provide direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand);

(iii)    your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause and (y) thereafter, causing the Acquired Business to assist) in the preparation of a confidential information memorandum (a “Confidential Information Memorandum”) and other customary and reasonably necessary marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”);

(iv)    the provision to us of copies of any due diligence reports or memoranda prepared at your direction or at the direction of any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to your advisors of customary non-disclosure and non-reliance agreements as shall be reasonably requested by you or such advisor;

(v)    your using commercially reasonable efforts to obtain, prior to the launch of the road show for the Notes Offering, (A) a monitored public corporate rating and a monitored public corporate family rating for the Borrower from each of S&P Global Ratings, a division of S&P Global (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (ii) monitored public facility ratings from each of S&P and Moody’s for the Notes;

(vi)    the hosting, with us (and to the extent we request that senior management or representatives of the Acquired Business attend, using your commercially reasonable efforts to cause them to attend), of at least one customary “bank meeting” and any number of additional meetings as we may deem reasonably necessary with prospective Lenders at such times and in such places as mutually agreed; and

(vii)    with respect to the Bridge Loan Facility, (a) you shall have retained one or more investment banks reasonably acceptable to the Arrangers (the “Investment Banks”) to act as “initial purchasers” in a “Rule 144A-for-life offering” of Notes (it being agreed that this clause (a) is satisfied on the date hereof), (b) you shall have delivered to the Investment Banks an offering memorandum (the “Offering Memorandum”) suitable for use in a customary roadshow for high yield debt securities sold pursuant to Rule 144A, which Offering Memorandum shall include historical financial statements of the Company and the Target, subject to the following sentence, and in form and substance necessary for the Investment Banks to receive customary comfort letters (including customary “negative assurance” comfort) from the Company’s and the Target’s independent accountants consistent with customary high yield debt securities transactions under Rule 144A (drafts of which comfort letters shall have been delivered to the Investment Banks prior to commencement of the Marketing Period and which comfort letters such accountants shall have indicated that they are prepared to deliver upon completion of customary procedures upon the pricing and closing of such offering of Notes) (together with the Offering Memorandum, the “Required Bond Information”) and (c) you shall have provided the Investment Banks with a period (the “Marketing Period”) of at least 15 consecutive business days following receipt by the Investment Banks of the Required Bond Information to seek to place the Notes with qualified purchasers thereof; provided the Marketing Period shall end on or prior to August 13, 2021 or shall not commence prior to September 7, 2021. For the avoidance of doubt, the Offering Memorandum will not be required to include segment reporting or consolidating and other financial statements or data required by Rules 3-03(e), 3-09, 3-10 or 3-16 of Regulation S-X, CD&A and other information required by Item 402 or 601 of Regulation S-K and information regarding executive compensation and related pension disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information or financial data customarily excluded from an offering memorandum for a “Rule 144A Offering.” This condition will be deemed satisfied if the Offering Memorandum excludes sections that would customarily be provided by the Investment Banks, which sections consist of the “Description of Notes” and “Plan of Distribution,” but is otherwise complete. If the Purchaser reasonably believes that it has delivered a suitable Offering Memorandum, it may deliver to the Initial Commitment Parties written notice to that effect (stating when it believes it completed such delivery), in which case it will be deemed to have delivered a suitable Offering Memorandum, unless any Initial Commitment Party in good faith reasonably believes that it has not done so and, within three business days after their receipt of such notice from the Purchaser, such Initial Commitment Party delivers a written notice to the Borrower to that effect (stating with reasonable specificity what portions of the Offering Memorandum are missing or unsuitable).

(viii)    Notwithstanding the foregoing, the Marketing Period shall be deemed not to have commenced, if prior to the completion of such 15 consecutive business day period, (A) any auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Offering Memorandum, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the applicable auditor or another independent accounting firm reasonably acceptable to the Arranger and (B) the Company or the Target shall have publicly announced any intention to restate any material financial information included in the Offering Memorandum or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company or the Target, as applicable, has determined that no restatement shall be required.

Notwithstanding anything to the contrary contained in this Commitment Letter, the other Debt Financing Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary (but without limiting the conditions precedent referred to in Section 3), we agree that neither the compliance with any of the provisions set forth in clauses (i) through (vi) above nor the commencement or the completion of the syndication of the Bridge Loan Facility or any other Debt Financing shall constitute a condition precedent to the Closing Date.

(c)    You agree, at our request, to assist in the preparation of a version of the Confidential Information Memorandum consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, the Acquired Business, its affiliates or any of its securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you and we agree that, unless specifically labeled “Private—Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Facilities, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Unless expressly identified as “Public Information,” including pursuant to the final sentence of this Section 4(c), each document to be disseminated by us to any Lender in connection with the syndication of the Facilities will be deemed to contain Material Non-Public Information, and we will not make any such materials available to potential Lenders who do not wish to receive Material Non-Public Information. Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that, in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly after you have received and had a reasonable opportunity to review the same that any such document contains Material Non-Public Information): (i) drafts and final term sheets and Definitive Debt Documents with respect to the Facilities; (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda); and (iii) notification of changes in the terms of the Facilities. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC.”

(d)    You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and, prior to the closing of the Transactions, subject to prior written approval (not to be unreasonably withheld or delayed), its respective logos in connection with any such dissemination. You further agree that, at our sole expense, subject to your prior written approval (not to be unreasonably withheld or delayed), we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5.    Information. You represent, warrant and covenant (and, with respect to the Acquired Business prior to the consummation of the Acquisition, to the best of your knowledge) that:

(a)    all written information and written data, other than (i) the Projections (as defined below) and (ii) information of a general economic or industry-specific nature concerning the Transactions, you, the Target or your or its respective subsidiaries (such non-excluded information, the “Information”), that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its respective representatives is or will be, when furnished, taken as a whole, complete and correct in all material respects, after giving effect to all supplements thereto;

(b)    none of the Information shall, when furnished or on the Closing Date, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, after giving effect to all supplements thereto provided prior to distribution of such Materials to lenders or potential lenders; and

(c)    all written projections and other forward-looking information that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made (it being understood that any such Projections are not to be viewed as facts or a guarantee of performance, are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ from the results in the Projections and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that (and, with respect to the Acquired Business prior to the consummation of the Acquisition, to your knowledge) such representations and warranties will be correct in all material respects under those circumstances. The accuracy of the foregoing representations and warranties shall not, in and of itself, be a condition to the obligations of the Commitment Party hereunder.

You shall be solely responsible for Information and the Projections, including the contents of all Materials other than any contents relating to us or our affiliates. We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business.

6.    Clear Market. You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved (provided that such date shall not be earlier than the Closing Date) and (b) the date that is sixty (60) days after the Closing Date, you and your subsidiaries will not, and will use your commercially reasonable efforts, to the extent practicable and not in contravention of the Purchase Agreement, to not permit any competing offering, placement or arrangement of any revolving bank financing or underwritten debt securities (including equity-linked securities) (in each case, other than (1) ordinary course capital leases, letters of credit and purchase money and equipment financings, (2) (x) borrowings under existing revolving credit facilities and (y) amendments, including “amend and extend” transactions of, and consents in respect of, existing revolving credit facilities, (3) indebtedness of subsidiaries of you and the Acquired Business in jurisdictions outside of the United States of America, (4) the Debt Financing contemplated hereby, the offering of the Securities (as defined in the Fee Letter) and the Notes Offering, and (5) debt incurred with our written consent, which may be given or withheld in our sole discretion), in each case, that would reasonably be expected to materially impair the primary syndication of the Facilities.

7.    Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us for our respective accounts the fees, expenses and other amounts set forth in the Debt Financing Letters.

8.    Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference into this Commitment Letter.

9.    Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) this Commitment Letter may be disclosed (but not the Fee Letter or the contents thereof) to rating agencies in connection with their review of the Facilities or the Company, (d) the information contained in this Commitment Letter (but not the information contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Facilities, (e) this Commitment Letter and the Fee Letter (with economic terms redacted), but not any other Debt Financing Letter, may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, in each case, on a confidential and need-to-know basis and only in connection with the Transactions, (f) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and its contents in any information memorandum or syndication distribution or offering memorandum related to the Notes or other securities, as well as in any proxy statement or other public filing relating to the Acquisition or the Facilities and (g) such other disclosures of this Commitment Letter (but not the Fee Letter or the contents thereof) as may be required by law, including in filings with the Securities and Exchange Commission. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Bridge Loan Facility and/or the Notes Offering and as may be required by law, including in filings with the Securities and Exchange Commission. Your obligations set forth in this paragraph shall terminate upon the earlier of two years from the date hereof; provided that the termination of your (and your affiliates’ and your and your affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve your responsibilities in respect of any breach of this paragraph prior to such termination.

We agree to (and to cause our affiliates and our and our affiliates’ respective employees, representatives or other agents to) maintain the confidentiality of all confidential information provided to us by or on behalf of you, the Target and/or your or its respective subsidiaries (“Company Information”), except that Company Information may be disclosed (a) to our affiliates and to our and our affiliates’ respective directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) pursuant to the order of any court, administrative agency or regulator or in any pending legal or administrative proceeding, or otherwise as required by any governmental or self-regulatory authority, applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder, under the Fee Letter or under any of the Definitive Debt Documents or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (e) with your express prior written consent, (f) to prospective lenders, participants or any rating agency or as is otherwise required in connection with the syndication, (g) for purposes of establishing a “due diligence” defense or (h) to the extent such Company Information (1) becomes publicly available other than as a result of a breach of this paragraph by us, (2) becomes available to us or any of our affiliates on a non-confidential basis from a source other than you, so long as such source is not, to our knowledge, subject to confidentially obligations to you or the Target or (3) is independently developed by us or any of our affiliates; provided that the disclosure of any such Company Information to Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Any person required to maintain the confidentiality of Company Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Company Information as such person would accord to its own confidential information. Our obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the date hereof and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of our (and our affiliates’ and our and our affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve our responsibilities in respect of any breach of this paragraph prior to such termination.

10.    Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a)    DBSI and/or its affiliates and subsidiaries (the “DB Group”) and Jefferies Finance and/or its affiliates and subsidiaries (including Jefferies Group LLC and its affiliates “Jefferies Group”), in their and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of the DB Group or the Jefferies Group;

(b)    Each Commitment Party (including any member of the Jefferies Group) may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for such Commitment Parties’ or such member of DB Group’s or Jefferies Group’s own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any Commitment Party or member of DB Group or Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of DB Group or Jefferies Group in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within Commitment Parties’ divisions or divisions of other members of DB Group or Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(c)    information that is held elsewhere within a Commitment Party, DB Group or Jefferies Group but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder;

(d)    neither we nor any member of DB Group or Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business;

(e)    (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters and DB’s and Jefferies’ engagement as buy-side financial advisor to the Borrower, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of DB Group or Jefferies Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention; and

(f)    neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11.    Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Material Adverse Change” (and whether or not a “Material Adverse Change” has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representations and whether as a result of any inaccuracy of any Specified Purchase Agreement Representations there has been a failure of a condition precedent to your (or your applicable affiliate’s) obligation to consummate the Acquisition or such failure gives you (or your applicable affiliate) the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Purchase Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. YOU AND WE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE DEBT FINANCING LETTERS, ANY OF THE TRANSACTIONS OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12.    Miscellaneous.

(a)    This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof. Any signature to this Commitment Letter may be delivered by facsimile, electronic mail (including pdf), DocuSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter.

(b)    Except with respect to Additional Commitment Parties, no party hereto may assign, sell, transfer or delegate any of its rights, in full or in part, or be relieved of any of its obligations, under this Commitment Letter without the prior written consent of each other party hereto, and any purported assignment, sale, transfer or delegation without such consent shall be null and void. Notwithstanding the foregoing, we may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or to one or more Lenders, whereupon we shall be released from the portion of our Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligations hereunder, including our obligation to fund on the Closing Date the portion of our Commitments so assigned upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and its respective affiliates) or any of the matters contemplated in the Debt Financing Letters.

(c)    This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective permitted successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d)    The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)    You agree that we or any of our affiliates may make customary disclosures of information about the Transactions to market data collectors and similar service providers to the financing community following the consummation of the Transactions.

(f)    We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party, that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”) and 31 C.F.R. § 1010.230 (as amended from time to time, the “Beneficial Ownership Regulation”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13.    Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14.    Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

15.    Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 11:59 p.m., New York City time, on August 2, 2021 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Purchase Agreement, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, and (iv) 11:59 p.m., New York City time, on November 30, 2021. In addition, our Commitment hereunder to (x) provide Bridge Loans shall terminate upon the issuance of the Notes (in escrow or otherwise so long as the conditions to release of such funds from escrow are limited to the substantially concurrent closing of the acquisition (and delivery of customary certificates in connection therewith)) and (y) provide the Revolving Credit Facility shall terminate upon you obtaining consent under your Existing Credit Agreement for the Transactions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Michael Fogliano
Name: Michael Fogliano
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Michael Fogliano
Name: Michael Fogliano
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Michael Fogliano
Name: Michael Fogliano
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

[Signature Page—Commitment Letter]

JEFFERIES FINANCE LLC

By:	/s/ John Koehler
Name: John Koehler
Title: Managing Director

[Signature Page—Commitment Letter]

Accepted and agreed to as of the
date first above written:

MODIVCARE INC.

By:	/s/ Jonathan Bush
Name: Jonathan Bush
Title: Secretary

[Signature Page—Commitment Letter]

ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

The Purchaser (“you”) hereby agrees (i) to indemnify and hold harmless each Commitment Party and each of our and their respective affiliates and subsidiaries (including Jefferies) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact, members, successors, assigns and controlling persons of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”) directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person promptly following written demand (together with reasonably detailed documentation describing such Claim) for all reasonable and documented costs and expenses (but limited, in the case of legal fees and expenses, to one counsel selected by us to such indemnified persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons similarly situated, taken as a whole (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction)) incurred by the indemnified person (including all such costs and expenses incurred to enforce the terms of this Commitment Letter) as they are actually incurred in connection with investigating, preparing, defending or settling any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss or reimbursement for costs and expenses relating to any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from (i) the bad faith, gross negligence or willful misconduct of such indemnified person, (ii) the material breach of Debt Financing Letters by such indemnified person (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing) or (iii) any disputes solely among indemnified persons (other than any claims against a Commitment Party or other indemnified person in its capacity as the administrative agent, an arranger, any other agent or any other similar role under the Bridge Loan Facility) and not arising out of any act or omission of the Borrower or the Company, or any of your or its respective affiliates, and such indemnified person shall promptly repay such reimbursed costs and expenses to you. In addition, in no event will you or any of your affiliates or the Acquired Business or any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise; provided that, for the avoidance of doubt, the foregoing does not limit or otherwise modify your and your affiliates’ and the Acquired Business’s and any indemnified person’s indemnification obligations as provided herein to the extent such consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) are included in any third-party claim. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted directly from the bad faith, gross negligence or willful misconduct of such indemnified person. You shall not be liable for any settlement of any proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed) unless (1) such settlement is entered into more than 30 days after receipt by you of an indemnified person’s request to settle such action, (ii) you shall not have reimbursed the indemnified person in accordance with the indemnified person’s request of you to reimburse the indemnified person for the reasonable and documented fees and expenses of counsel as contemplated herein prior to the date of such settlement and (iii) such indemnified person shall have given you at least 30 days’ prior notice of its intention to settle.

Annex A-1

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person has given its prior written consent, which may be not be unreasonably withheld or delayed, or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of such indemnified person from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such indemnified person.

The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex A-2

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF THE BRIDGE LOAN FACILITY

Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	ModivCare Inc. (f/k/a/ The Providence Service Corporation) (the “Borrower”).

Guarantors

Each subsidiary of the Borrower that guarantees that certain Senior Notes Indenture, dated as of November 4, 2020 (as amended, supplemented or modified on or prior to the date hereof or otherwise with the consent of the Arrangers, the “Existing Indenture”), between ModivCare Inc. (f/k/a/ The Providence Service Corporation) and The Bank of New York Mellon Trust Company, N.A., as Trustee (collectively, the “Guarantors”). The Borrower and the Guarantors are referred to collectively as the “Credit Parties”.

Lead Arrangers, Syndication Agents and Book-Runners

DBSI, Jefferies Finance and/or one or more of its designees, and any Additional Agents (collectively, in such capacities, the “Arrangers”). The Arrangers will perform the duties customarily associated with such role.

Administrative Agent	DBNY and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Lenders

A syndicate of banks, financial institutions and other entities (which may include the Arrangers, collectively, the “Lenders”) arranged by the Arrangers and reasonably acceptable to the Borrower, and in any event subject to the consent rights of the Borrower noted herein after the Closing Date.

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

Exhibit A-1

Bridge Loan Documents

Subject to the Certain Funds Provision, the documentation in respect of the Bridge Loan Facility (the “Bridge Loan Documents”) shall contain the terms and conditions set forth in the Commitment Letter and such other terms as Borrower and the Arrangers shall agree (such other terms to be in a manner that is consistent with this Term Sheet), it being understood and agreed that the Bridge Loan Documents shall: (a) not be subject to any conditions to the availability and funding of the Bridge Loan Facility on the Closing Date other than the Closing Conditions and (b) contain only those mandatory prepayments, representations, warranties, affirmative, financial and negative covenants and events of default set forth, or referred to (including by reference to the Existing Indenture), in this Term Sheet, in each case, applicable to Borrower and each of its Subsidiaries (with exceptions substantially consistent with the Existing Indenture) and with exceptions for materiality or otherwise and “baskets” substantially consistent (where applicable) with the Existing Indenture, in each case except as otherwise provided herein; provided that, notwithstanding anything to the contrary set forth in this Term Sheet or in the Commitment Letter, the Bridge Loan Documents will incorporate such changes (x) to limit the release of a guarantor that ceases to be a Wholly Owned Subsidiary (as defined in the Existing Credit Agreement), (y) to limit the transfer of material intellectual property to unrestricted subsidiaries and (z) to require the vote of all affected lenders in order to subordinate any of the obligations in right of payment or security to any other indebtedness.

In addition, the Bridge Loan Documents will (i) include customary LIBOR successor provisions substantially consistent with the guidance of the Alternative Reference Rate Committee, (ii) include provisions related to divisions and plans of division, and (iii) include “Limited Condition Acquisition” provisions. The provisions of the preceding two paragraphs are referred to herein as the “Documentation Principles”.

II. Bridge Loan Facility

Bridge Loans

An aggregate principal amount of $400.0 million of Senior Unsecured Increasing Rate Bridge Loans (the “Bridge Loans”) (as such amount may be reduced by the gross cash proceeds from any Notes or other debt securities received by the Borrower on or prior to the Closing Date).

Exhibit A-2

Use of Proceeds	The proceeds of the Bridge Loans will be used on the Closing Date to finance the Acquisition, to finance the Refinancing and to pay fees and expenses in connection with the foregoing.

Maturity	One (1) year after the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).

Rollover

If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into senior unsecured term loans due on the seventh anniversary of the Bridge Loan Maturity Date (the “Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Term Loans will have the terms set forth in Exhibit B to this Commitment Letter.

At the option of the Lenders, the Term Loans may be exchanged by the holders thereof for exchange notes (the “Exchange Notes”), which will have the terms set forth in Exhibit B to this Commitment Letter. The Exchange Notes will be issued under an indenture that will have the terms set forth in Exhibit B to this Commitment Letter and will otherwise be customary for issuances of notes similar to the Exchange Notes. In connection with each such exchange, if requested by any Lender that is a Lender as of the Closing Date (each, a “Senior Unsecured Initial Bridge Lender”), the Borrower shall (i) deliver to the Lender that is receiving the Exchange Notes, and to such other Lenders as such Senior Unsecured Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of the Exchange Notes by such Lenders, in form and substance reasonably acceptable to the Borrower and such Senior Unsecured Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions), if requested by such Senior Unsecured Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to such Senior Unsecured Initial Bridge Lender and such certificates as such Senior Unsecured Initial Bridge Lender may request in form and substance reasonably satisfactory to such Senior Unsecured Initial Bridge Lender and (iv) take such other customary actions, and cause its advisors, auditors and counsel to take such customary actions, as are reasonably requested by such Senior Unsecured Initial Bridge Lender in connection with issuances or resales of the Exchange Notes, including providing such customary information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of the Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities. Notwithstanding the foregoing, the Borrower shall not be required to exchange Term Loans for Exchange Notes unless at least $100.0 million of Exchange Notes would be outstanding immediately after such exchange and will not be required to issue Exchange Notes more than a number of times to be agreed in any calendar year.

Exhibit A-3

“Conversion Default” shall mean a payment or bankruptcy event of default under the Bridge Loan Documents.

The Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit B to this Commitment Letter.

III. Certain Payment Provisions

Interest

The Bridge Loans will bear interest at a rate per annum equal to three month LIBOR, adjusted quarterly, plus a spread of 4.25% (the “Rate”); provided that three month LIBOR shall in no event be less than 1.00%. The Rate will increase by 50 basis at the beginning of each three-month period thereafter (excluding the Bridge Loan Maturity Date); provided, further, that interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined in the Fee Letter), in each case, without giving effect to any default interest. Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans. For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate.

Default Rate	Overdue amounts shall bear interest at 2.00% above the then-applicable Rate and shall be payable in cash on demand.

Optional Repayment

The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon three business days’ prior written notice (or such shorter time as is agreed by the Administrative Agent), at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

Exhibit A-4

Mandatory Repayment

The Borrower will repay the Bridge Loans with the net proceeds from (i) any direct or indirect public offering or private placement of the Notes, the Securities (as defined in the Fee Letter) or any other issuance or sale of (x) debt securities of the Borrower or a parent holding company of the Borrower or (y) debt securities of any of their subsidiaries (in each case, other than debt issued or sold to the Borrower and its subsidiaries), (ii) the incurrence of any other indebtedness for borrowed money (other than certain exceptions to be mutually agreed) by the Borrower, a parent holding company of the Borrower or any of their respective subsidiaries, (iii) non-ordinary course sales of assets by the Borrower or any of its subsidiaries or any issuance or sales of equity of any subsidiary of the Borrower in excess of a threshold to be agreed (subject to the mandatory prepayment provisions in the Existing Indenture, customary reinvestment rights and other than certain exceptions to be mutually agreed), but in any event excluding the disposition of certain assets to be agreed, and (iv) receipt of insurance or condemnation proceeds (in each case, subject to the mandatory prepayment provisions in the Existing Indenture, customary reinvestment rights and with other exceptions and to be mutually agreed) by the Borrower or any of its subsidiaries (in connection with insurance or condemnation proceeds related to the Borrower or its subsidiaries), in each case, at 100% of the principal amount of the Bridge Loans repaid, plus all accrued and unpaid interest and fees to the date of the repayment.

Change of Control

Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment, upon the occurrence of a “change of control” (the definition of which is to be mutually agreed).

IV. Collateral and Guarantees

Collateral	None.

Guarantees

The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of the Borrower in respect of the Bridge Loans (the “Guarantees”). Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers. All Guarantees shall be guarantees of payment and performance, and not of collection.

Exhibit A-5

V. Other Provisions

Conditions Precedent

Subject to the Certain Funds Provision, the incurrence of the Bridge Loans under the Bridge Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of the Commitment Letter, the following paragraph and Exhibit D to the Commitment Letter.

Subject on the Closing Date to the Certain Funds Provision, (i) delivery of notice of borrowing, and (ii) accuracy of representations and warranties in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein).

Representations and Warranties

Same as the Existing Indenture, subject to the Documentation Principles; subject, in the case of certain of the foregoing representations and warranties, to “baskets,” exceptions and qualifications including for materiality to be mutually agreed.

Affirmative Covenants	Same as the Existing Indenture, subject to the Documentation Principles. The affirmative covenants will be subject to “baskets,” exceptions and qualifications to be mutually agreed.

Negative Covenants

Same as the Existing Indenture, subject to the Documentation Principles; provided, that, prior to the Bridge Loan Maturity Date, the liens, debt and restricted payments covenants of the Bridge Loans may be more restrictive in a manner customary for bridge financings as reasonably agreed by the Arrangers and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default; Remedies	Substantially similar as Existing Indenture, with materiality levels, cure periods and/or exceptions to be mutually agreed.

Exhibit A-6

Voting

Amendments and waivers with respect to the Bridge Loan Documents will require the approval of the Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, the Term Loans or the Exchange Notes, as the case may be (the “Required Lenders”), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Bridge Loan, Term Loan or Exchange Note, as the case may be, or the reduction of the non-call period for any Exchange Note, as applicable, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee (including any prepayment fee) or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Bridge Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages, the waterfall or the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors, (c) alterations of (or additions to) the restrictions on the ability of Lenders to exchange Term Loans for Exchange Notes, or (d) modification of the rights to exchange Term Loans into Exchange Notes.

Transferability

Each holder of Bridge Loans will be free to (x) sell or transfer all or any part of its Bridge Loans to any third party (other than natural persons and other Disqualified Institutions) with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) in compliance with applicable law (provided that such holder shall give prompt written notice to the Administrative Agent and the Borrower of any such sale or transfer); provided that, prior to the Bridge Loan Maturity Date, unless a payment or bankruptcy event of default has occurred and is continuing or there has been a Demand Failure (as defined in the Fee Letter), Commitment Parties may not assign more than 49.9% in the aggregate of the principal amount of the Bridge Loans without the consent of the Borrower (not to be unreasonably withheld or delayed) (other than to one another or to an affiliate or approved fund of one another), (y) sell participations in all or a portion of the Bridge Loans (subject to customary voting restrictions), and (z) pledge any or all of the Bridge Loans in accordance with applicable law.

Exhibit A-7

Cost and Yield Protection

Each holder of Bridge Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions reasonably necessary to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses

If the Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Bridge Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to one counsel selected by us (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction) and the fees and expenses of any other independent experts retained by DB with the prior written consent of the Borrower) and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Arrangers, any other agent appointed in respect of the Bridge Loan Facility and the Lenders (but limited, in the case of legal fees and expenses, to one counsel selected by us to all such persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole (and, in each case, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction) and other charges of external counsel and consultants) in connection with the enforcement of, or protection or preservation of rights under, the Bridge Loan Documents.

Exhibit A-8

Indemnification

The Bridge Loan Documents will contain customary indemnities to be mutually agreed for (i) the Arrangers, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.

Counsel to the Arrangers and the Administrative Agent	Paul Hastings LLP.

* * *

Exhibit A-9

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF TERM LOANS
AND EXCHANGE NOTES

Set forth below is a summary of certain of the terms of the Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.

Term Loans

On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Term Loans. The Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity	The Term Loans will mature on the seventh anniversary of the Bridge Loan Maturity Date.

Interest Rate

The Term Loans will bear interest at a rate per annum (the “Interest Rate”) equal to the Total Cap.

Notwithstanding the foregoing, overdue amounts on the Term Loans will accrue at the then-applicable rate plus 2.0% per annum.

Covenants and Events of Default	From and after the Bridge Loan Maturity Date, the covenants, defaults and events of default will conform to those applicable to the Exchange Notes.

Exhibit B-1

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Term Loans may, at the option of any Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash). The Borrower will issue Exchange Notes under an indenture containing the terms below and otherwise customary for similar issuances of exchange notes (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the Arrangers.

Maturity Date	The Exchange Notes will mature on the seventh anniversary of the Bridge Loan Maturity Date.

Interest Rate

Each Exchange Note will bear interest at a rate per annum equal to the Total Cap.

Interest will be payable in arrears semi-annually. Default interest will be payable on demand.

Notwithstanding the foregoing, overdue amounts will accrue on the Exchange Notes at the then-applicable rate plus 2.0% per annum.

Transferability

If the Term Loans are converted to Exchange Notes, the Borrower, upon request by any holder of such Exchange Notes or the Administrative Agent, shall be required to ensure that such Exchange Notes are DTC-eligible.

Optional Redemption

Exchange Notes will be non-callable until the second anniversary of the Bridge Loan Maturity Date (subject to the market flex provisions in the Fee Letter and a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Bridge Loan Maturity Date to zero on the date that is the sixth anniversary of the Bridge Loan Maturity Date.

Prior to the second anniversary of the Bridge Loan Maturity Date, the Borrower may redeem up to 40% of the Exchange Notes with proceeds from an equity issuance at a price equal to par plus the coupon on the Exchange Notes.

Defeasance Provisions	Customary defeasance provisions for offerings and transactions of this type.

Exhibit B-2

Modification	Customary modification provisions for offerings and transaction of this type.

Change of Control

The Borrower will be required to make an offer to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in a customary manner) at 101% of the outstanding principal amount thereof.

Covenants

The Indenture will include customary covenants similar to those contained in indentures governing publicly traded high yield debt securities as mutually agreed based on precedents to be agreed. For the avoidance of doubt, (i) there will be no financial maintenance covenants and (ii) certain dispositions to be agreed shall not constitute an “Asset Sale”. Compliance with certain covenants shall be suspended upon achieving investment grade status.

Events of Default	The Indenture will provide for customary events of default consistent with those contained in indentures governing publicly traded high yield debt securities.

Registration Rights	None.

* * *

Exhibit B-3

EXHIBIT C TO COMMITMENT LETTER

SUMMARY OF TERMS OF REVOLVING CREDIT FACILITY

Set forth below is a summary of certain of the terms of the Revolving Credit Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	ModivCare Inc. (f/k/a/ The Providence Service Corporation) (the “Borrower”).

Guarantors	Each subsidiary of the Borrower that guarantees the Existing Indenture (collectively, the “Guarantors”). The Borrower and the Guarantors are referred to collectively as the “Credit Parties”

Lead Arrangers and Book Runners

Deutsche Bank Securities Inc. (“DBSI”) and Jefferies Finance LLC (“Jefferies Finance”) and/or one or more of its designees and any Additional Agents (in such capacities, the “Arrangers”). The Arrangers will perform the duties customarily associated with such role.

Administrative Agent

Deutsche Bank AG New York Branch (“DBNY”) and/or one or more of its designees (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	DBNY and/or one or more of its designees (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Lenders

A syndicate of banks, financial institutions and other entities (which may include DBNY and Jefferies Finance, collectively, the “Lenders”), subject to the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned).

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

Revolving Loan Documents

The definitive documentation governing or evidencing the Revolving Credit Facility (collectively, the “Revolving Loan Documents”), which shall be substantially consistent with that certain Amended and Restated Credit and Guaranty Agreement, dated as of August 2, 2013 (as amended, supplemented or modified on or prior to the date hereof or otherwise with the consent of the Arrangers, the “Existing Credit Agreement”), by and among the Borrower and the other parties thereto, subject to the Documentation Principles.

Annex C-1

II. Revolving Credit Facility

Revolving Credit Facility	A 5-year senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount equal to $30 million (the loans thereunder, the “Revolving Credit Loans”).

Maturity of Revolving Credit Facility

The Revolving Credit Facility shall be available during the period commencing on the Closing Date on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”).

Letters of Credit

A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed shall be available for the issuance of standby letters of credit (the “Letters of Credit”) by one or more Lenders or affiliates of Lenders to be selected by the Administrative Agent in consultation with the Borrower (each such Lender in such capacity, an “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility, to support obligations of the Borrower and its wholly owned subsidiaries satisfactory to the Arrangers and the applicable Issuing Lender. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the applicable Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.

Annex C-2

Swing Line Loans

A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed shall be available on same-day notice for swing line loans (the “Swing Line Loans”) from a Lender to be selected by the Administrative Agent in consultation with the Borrower (in such capacity, the “Swing Line Lender”). Other than for purposes of calculating the unused commitment fee, any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Use of Proceeds

The proceeds of the Revolving Credit Loans will be used on and after the Closing Date for the working capital and general corporate purposes of the Borrower and its subsidiaries.

Letters of Credit will be used to support payment and performance obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex C‑I hereto.

Optional Prepayments and Commitment Reductions

Optional prepayments of borrowings under the Revolving Credit Facility and optional reductions of the unutilized portion of the commitments under the Revolving Credit Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period).

Mandatory Prepayments and Commitment Reductions

The Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized in an amount not to exceed 103% of the face amount of such Letters of Credit to the extent such extensions of credit at any time exceed the amount of the commitments in respect of the Revolving Credit Facility.

Annex C-3

Collateral and Guarantees

Collateral

Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the obligations of each Credit Party in respect of the Revolving Credit Facility and any interest rate hedging obligations of the Borrower owed to a Lender, the Administrative Agent, an Arranger or their respective affiliates or to an entity that was a Lender, an Arranger or the Administrative Agent or an affiliate of a Lender, an Arranger or the Administrative Agent at the time of such transaction (“Permitted Secured Hedging Obligations”) will be secured by the following: a perfected first priority security interest in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note), cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets) and all of the equity interests of each Credit Party and each of its subsidiaries (including all of the equity interests of the Borrower) (but limited, in the case of the voting stock of a CFC, to 66% of all such voting stock to the extent that the pledge of a greater percentage would result in material adverse tax consequences to the Borrower) (the items described above and all proceeds thereof, but subject to certain exceptions to be mutually agreed, collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a value of less than an amount to be agreed and any leasehold interests; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of uniform commercial code financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iii) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law (including the U.S. Bankruptcy Code), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; and (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (the foregoing described in clauses (i) through (iv) are collectively, the “Excluded Assets”).

Annex C-4

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Revolving Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (subject to customary exceptions for financings of this kind reasonably acceptable to the Administrative Agent). Notwithstanding the foregoing, “Collateral” shall not include any asset not constituting collateral in respect of the Existing Credit Agreement.

Guarantees

The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of each Credit Party in respect of the Revolving Credit Facility and the Permitted Secured Hedging Obligations (the “Guarantees”). Such Guarantees will be in form and substance satisfactory to the Administrative Agent and the Arrangers. All Guarantees shall be guarantees of payment and performance, and not of collection. Any guarantees to be issued in respect of the Bridge Loan Facility or the Notes shall rank pari passu in right of payment with the obligations under the Guarantees.

Other Provisions

Representations and Warranties	Same as Existing Credit Agreement, subject to the Documentation Principles.

Conditions Precedent to Initial Borrowing

Subject to the Certain Funds Provision, the initial borrowings and other extensions of credit under the Revolving Credit Facility on the Closing Date will be subject only to (i) the Existing Credit Agreement being refinanced or repaid in full, all commitments in respect thereof being terminated, and all security and guarantees in respect thereof being discharged and released, (ii) the conditions precedent set forth in Section 3 of the Commitment Letter and (iii) the conditions precedent set forth in Exhibit D to the Commitment Letter.

Conditions Precedent to all Borrowings

Subject on the Closing Date to the Certain Funds Provision, each borrowing and extension of credit under the Revolving Credit Facility will be subject only to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit, (ii) accuracy of representations and warranties in all material respects, provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); and (iii) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Annex C-5

Affirmative Covenants	Same as Existing Credit Agreement, subject to the Documentation Principles.

Negative Covenants	Same as Existing Credit Agreement, subject to the Documentation Principles.

Financial Covenants

A maximum consolidated total leverage ratio (i) with the definitions and applicable levels and ratios to be agreed upon (ii) with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States and (iii) which shall be tested on the last day of any fiscal quarter when more than 35% of the Revolving Credit Facility is drawn at such date and set at levels to reflect approximately a 35% non-cumulative cushion from consolidated EBITDA in the model delivered to the Arrangers on August 2, 2021.

The foregoing financial covenant will be tested with respect to the Borrower and its subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

Events of Default

Customary for facilities and transactions of this type (as reasonably determined by the Arrangers) (in certain cases, subject to customary and appropriate grace and cure periods and materiality thresholds to be mutually agreed upon) (including those specified under the caption “Events of Default” in Exhibit A to this Commitment Letter), with such changes and additions as are appropriate in connection with the Revolving Credit Loans (including, without limitation, the secured nature of the Revolving Credit Facility).

Annex C-6

Equity Cure Rights

In the event that the Borrower fails to satisfy a financial covenant, the Revolving Loan Documents will contain certain equity cure rights pursuant to which, subject to the terms and conditions thereof (which shall be satisfactory in all respects to the Administrative Agent), the proceeds of common equity contributions and “qualified preferred equity” that are contributed as common equity to the Borrower (“Equity Cure Contributions”) shall be treated on a dollar-for-dollar basis as EBITDA of Parent solely for purposes of retroactively curing the default(s) under such financial covenant; provided that (i) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Equity Cure Contributions are made, (ii) no more than four Equity Cure Contributions may be made during the term of the Senior Credit Facilities; (iii) the amount of any Equity Cure Contributions in any fiscal quarter shall be no greater than the amount required to cause the Borrower to be in compliance with such financial covenant as at the end of such fiscal quarter, (iv) any reduction in indebtedness with the proceeds of Equity Cure Contributions shall be ignored for purposes of determining compliance with the financial covenants, and (v) all Equity Cure Contributions shall be disregarded for all purposes other than retroactively curing defaults under the financial covenant, including being disregarded for purposes of determining any baskets with respect to the covenants contained in the Senior Loan Documents. Upon contribution to the Borrower, 100% of the Equity Cure Contributions shall be immediately applied to the mandatory prepayment of the Revolving Credit Facility as described above under the caption “Mandatory Prepayments and Commitment Reductions”.

Voting

Amendments and waivers with respect to the Revolving Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Revolving Credit Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facilities (the “Required Lenders”), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Revolving Credit Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, or (c) increases in the amount or extensions of the expiration date of any Lender’s commitment and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales), or (c) assignments by any Credit Party of its rights or obligations under the Revolving Credit Facility.

Annex C-7

Assignments and Participations

The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Revolving Loan Documents)), to the consent of (x) the Administrative Agent, (the Issuing Lender and the Swing Line Lender and (z) and so long as no default or event of default has occurred and is then continuing, the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to such assignment if the Borrower has not otherwise rejected in writing such assignment within five (5) business days of the date on which such assignment is requested; provided further that, the Revolving Credit Facility shall not be participated or assigned to any natural person, the Borrower or any of its affiliates. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5.0 million with respect to Revolving Credit Loans. The Administrative Agent shall receive an administrative fee of $3,500 (payable by the assignee or assignor Lender) in connection with each assignment unless otherwise agreed by the Administrative Agent.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed)

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Revolving Credit Facility only upon request.

The Revolving Loan Documents shall contain customary provisions (as reasonably determined by the Arrangers) for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility shall have consented thereto.

Defaulting Lenders

The Revolving Loan Documents shall contain customary provisions relating to “defaulting” Lenders, including provisions relating to providing cash collateral to support Swing Line Loans or Letters of Credit, the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Revolving Credit Loans of such Lenders.

Annex C-8

Cost and Yield Protection

Each holder of Loans and each Issuing Lender will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions deemed necessary by the Arrangers to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses

If the Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Arrangers associated with the syndication of the Revolving Credit Facility and the preparation, negotiation, execution, delivery, filing and administration of the Revolving Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to one counsel selected by us (and, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction) and the fees and expenses of any other independent experts retained by DB with the prior written consent of the Borrower) and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arrangers, any other agent appointed in respect of the Revolving Loan Facility and the Lenders (but limited, in the case of legal fees and expenses, to one counsel selected by us to all such persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole (and, in each case, if reasonably necessary, of one regulatory counsel and of one local counsel in any relevant jurisdiction) and other charges of external counsel and consultants) in connection with the enforcement of, or protection or preservation of rights under, the Revolving Loan Documents.

Annex C-9

Indemnification

The Revolving Loan Documents will contain customary indemnities to be mutually agreed for (i) the Arrangers, the Administrative Agent, the Collateral Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York.

Counsel to the Arrangers, the Collateral Agent and the Administrative Agent	Paul Hastings LLP

Annex C-10

ANNEX A-I TO EXHIBIT C
TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Revolving Credit Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) Adjusted LIBOR plus the Applicable Margin;

provided that all Swing Line Loans will be Base Rate Loans. The Borrower may elect interest periods of 1, 3 or 6 months for Adjusted LIBOR Loans (as defined below).

As used herein:

“Applicable Margin” means (i) 3.00%, in the case of Base Rate Loans and (ii) 4.00%, in the case of Adjusted LIBOR Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00% and (iv) 1.00%.

“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period and (ii) 1.00%.

Interest Payment Dates	With respect to Revolving Credit Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

With respect to Revolving Credit Loans bearing interest based upon the Adjusted LIBOR Rate (“Adjusted LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date.

Exhibit C-I-1

Unutilized Commitment Fee

The Borrower shall pay a commitment fee calculated at the rate of 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears. For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees

The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans made or maintained as Adjusted LIBOR Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the applicable Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary (as determined by the applicable Issuing Lender) administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate	Overdue amounts shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Rate and Fee Basis

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

Exhibit C-I-2

EXHIBIT D TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit D have the meanings assigned to them elsewhere in this Commitment Letter (including in the other exhibits, schedules or annexes thereto). Subject in all cases to the Certain Funds Provisions, the availability of the Facilities on the Closing Date is solely conditioned upon satisfaction (or waiver) of the conditions precedent set forth below as well as the conditions precedent contained in Section 3 of this Commitment Letter, the conditions expressly set forth in Exhibit A under the heading “Other Provisions—Conditions Precedent” and, solely with respect to the Revolving Credit Facility, Exhibit C under the heading “Other Provisions—Conditions Precedent” in each case by Arrangers holding a majority of the commitments in respect of the applicable Facility. For purposes of this Exhibit D, references to “we”, “us” or “our” means DB, Jefferies Finance, Jefferies and their respective affiliates.

As used below, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York; provided, that banks shall not be deemed to be authorized or required to be closed for this purpose due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations.

GENERAL CONDITIONS

1.    Concurrent Financings. The Definitive Debt Documents shall be prepared by our counsel, shall be consistent with the Debt Financing Letters and Exhibit A, Exhibit C and this Exhibit D thereto, and shall have been executed and delivered by the Borrower and the Guarantors to the Administrative Agent. Solely to the extent the Revolving Credit Facility will close on the Closing Date, with respect to the Revolving Credit Facility (x) the Collateral Agent, for the benefit of the Lenders under the Revolving Credit Facility and the other secured parties thereunder, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit C to this Commitment Letter under the caption “Collateral” in form and substance satisfactory to the Arrangers; provided that this condition is subject to the Certain Funds Provision and (y) the Existing Credit Agreement shall have been (or shall be, contemporaneously with the closing of the Revolving Credit Facility) repaid in full (other than any obligations that survive termination of the Existing Credit Agreement, including any letters of credit that are cash collateralized or deemed issued under the Revolving Credit Facility), all commitments in respect thereof terminated, and all security and guarantees in respect thereof discharged and released.

2.    Transactions. The Acquisition and the Refinancing shall have been consummated or will be consummated in all material respects in accordance with the Purchase Agreement and concurrently with or immediately following the borrowing of the Bridge Loans (or the issuance of the Notes in lieu of the Bridge Loans) and the receipt by the Purchaser of the proceeds of the foregoing, and the Target shall have become a wholly-owned subsidiary of the Purchaser. The Securities Purchase Agreement, dated as of August 2, 2021 (together with the annexes, schedules, exhibits and attachments thereto, the “Purchase Agreement”), among you, Seller, Target, Victory Health Holdings, LLC, a Delaware limited liability company Pamlico Capital III, L.P. and Pamlico Capital III Executive Fund, L.P. shall not have been amended, modified or waived, and the Borrower (or its applicable affiliate) shall not have consented to any action thereunder or pursuant thereto which would require the consent of the Borrower (or its applicable affiliate) under the Purchase Agreement, in each case, in any manner that would be materially adverse to the interest of the Lenders or the Arrangers in their respective capacities as such without the consent of the Arrangers (it being understood and agreed that (1) any decrease in the consideration to be paid on the Closing Date under the Purchase Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers unless such decrease does not exceed 10% of the consideration under the Purchase Agreement on the date of this Commitment Letter (provided that, in the event of such a decrease, the amount of the Debt Financing shall be reduced to give effect to such reduction in the amount of consideration to be paid) or pursuant to any purchase price or similar adjustment provisions set forth in the Purchase Agreement (as in effect on the date hereof), (2) any change to the definition of “Company Material Adverse Effect” (as defined in the Purchase Agreement) or any similar definition shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers and (3) any modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Arrangers’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Purchase Agreement (as in effect on the date hereof) shall be deemed to be adverse to the interest of the Lenders and the Arrangers).

Exhibit D-1

3.    Financial Information. We shall have received (A) (i) audited consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company for the last three full fiscal years ended at least 90 days prior to the Closing Date and (ii) audited consolidated balance sheet and statements of income and cash flows of the Acquired Business for the last full fiscal year ended at least 90 days prior to the Closing Date, (B) (i) unaudited consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and (ii) unaudited consolidated balance sheet and the related statement of income and cash flows of the Acquired Business, in each case for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income and pro forma statement of cash flows of the Borrower (after giving effect to the Acquisition and the other Transactions) as of the last date of the most recently completed fiscal quarter, for the most recently completed fiscal year and any subsequent interim period for which financial statements are provided for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), and in each case, prepared in accordance with Regulation S-X; provided, further, that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Company or the Acquired Business, as the case may be, will satisfy the requirements of this Paragraph 3 with respect to the Company or the Acquired Business, as applicable.

4.    Payment of Fees and Expenses. All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates that, in the case of expenses, have been invoiced at least three Business Days prior to the Closing Date, shall have been paid to the extent due.

5.    Customary Closing Documents. The following documents required to be delivered under the Definitive Debt Documents (but subject to the Certain Funds Provision), including customary lien, litigation and tax searches, certificates of insurance and customary legal opinions, corporate records and documents from public officials and officers’ certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) at least three Business Days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know-your- customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation requested at least ten days prior to the Closing Date, and (b) a certificate from the chief financial officer of the Borrower in the form attached as Annex I to this Exhibit D.

6.    Interim Period. The Closing Date shall not occur prior to the 60th day after the date of the Commitment Letter.

Exhibit D-2

ANNEX I TO EXHIBIT D TO COMMITMENT LETTER

FORM OF SOLVENCY CERTIFICATE

Reference is made to that certain Bridge Loan Agreement (the “Bridge Loan Agreement”) dated as of [_____________], by and among the Borrower, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and the other parties thereto. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Bridge Loan Agreement.

The undersigned, [_____________], the Chief Financial Officer of ModivCare Inc.(f/k/a The Providence Service Corporation), a Delaware corporation (the “Borrower”), solely in such person’s capacity as Chief Financial Officer of the Borrower and not in any individual capacity, does herby certify pursuant to Section [____] of the Bridge Loan Agreement as follows:

(a)    the sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair value or the present fair saleable value (on a going concern basis) of the present assets of the Borrower and its subsidiaries, on a consolidated basis;

(b)    the capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its subsidiaries, on a consolidated basis, as contemplated on the date hereof; and

(c)    the Borrower and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) in the ordinary course of business.

In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Bridge Loan Agreement and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its restricted subsidiaries.

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Solvency Certificate in connection with the making of the Loans pursuant to the Bridge Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer